SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
                                (Amendment No. 2)

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 4, 1999



                              NBC Acquisition Corp.
             (Exact name of registrant as specified in its charter)



            Delaware                     333-48225               47-0793347
(State or other jurisdiction of        (Commission            (I.R.S. Employer
incorporation or organization)          File Number)        Identification No.)



                             4700 South 19th Street
                             Lincoln, NE 68501-0529
                    (Address of Principal executive offices)



                                 (402) 421-7300
              (Registrant's telephone number, including area code)

    ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

        Effective June 4, 1999, Nebraska Book Company, Inc. ("NBC"), a wholly-owned subsidiary of NBC Acquisition Corp. (the "Company"), acquired all of the outstanding common stock of Triro, Inc., an independent college bookstore operation owned by Dennis and Larry Rother with 17 retail bookstores located in Texas, New Mexico, and Arizona. The purchase price was approximately $15.1 million, which consisted of $13.2 million paid to the former shareholders and $1.9 million for the average annual debt level. The actual amount of debt assumed and retired at closing was approximately $3.2 million, which exceeded the average outstanding debt level of $1.9 million due to the seasonal incurrence of debt to fund the buyback of used textbooks at the end of the Spring semester. Offsetting the higher debt balances at Closing was a compensating increase in net asset balances (consisting primarily of inventory). The purchase price was determined based upon arms length negotiations between NBC and Triro, Inc. NBC will account for this acquisition under the purchase method of accounting.

        The acquisition of Triro, Inc. was funded in part through a $10.3 million capital contribution from the Company to NBC. The Company raised the $10.3 million in capital through the sale of 197,001 shares of its Class A Common Stock to certain shareholders, including HWH Capital Partners, L.P and members of senior management. The remaining funding was provided through available cash funds and borrowings under NBC's revolving credit facility.


    ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements of Businesses Acquired (Pages 3-14)

               Audited Financial Statements of Triro, Inc.:
                  Independent Auditors' Report
                  Balance Sheets as of March 31, 1999 and 1998
                  Statements  of Income for the years  ended
                  March 31, 1999 and 1998
                  Statements of Stockholders' Equity for the years ended March 31, 1999 and 1998
                  Statements of Cash Flows for the years
                  ended March 31, 1999 and 1998
                  Notes to Financial Statements

(b)     Pro Forma Financial Information (Pages 15-20)

               Unaudited Pro Forma Combined Balance Sheet as of March 31, 1999 Notes to Unaudited Pro Forma Combined Balance Sheet
               Unaudited Pro Forma  Combined  Statement of Operations
               for the year ended March 31,  1999
               Notes to Unaudited Pro Forma Combined Statement of Operations

(c)     Exhibits

               2.1 Agreement for Purchase and Sale of Stock, dated as of May 26, 1999 between and among Nebraska Book Company, Inc. , Dennis Rother, and Larry Rother*



--------------------------------------------------------------------------------
* - Previously Filed

INDEPENDENT AUDITORS' REPORT


Triro, Inc.
College Station, Texas

We have audited the accompanying balance sheets of Triro, Inc. (the Company) as of March 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Triro, Inc. at March 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

San Antonio, Texas
May 21, 1999
(June 4, 1999 as to Note 8)

TRIRO, INC.

BALANCE SHEETS
MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------


ASSETS                                                    1999            1998

CURRENT ASSETS:
Cash and cash equivalents                             $   996,136   $ 1,175,340
Accounts receivable:
  Trade                                                   149,495       116,540
  Other                                                     2,766        57,588
Inventories                                             3,183,562     2,651,272
Income tax receivable                                      28,206          -
Prepaid expenses                                          149,976       142,910
Refunded lease acquisition cost                              -           91,342
Deferred tax asset                                         16,236        17,307
                                                       ----------     ---------

Total current assets                                    4,526,377     4,252,299
                                                       ----------     ---------

PROPERTY AND EQUIPMENT:
Land                                                       27,525        27,525
Buildings                                                 282,247       268,387
Furniture, fixtures and equipment                       1,105,348       726,135
Leasehold improvements                                  1,098,193       656,562
Vehicles                                                  278,012       250,208
Capital lease equipment                                   624,289       624,289
Construction in progress                                     -           68,854
                                                       ----------    ----------

Total                                                   3,415,614     2,621,960
Less accumulated depreciation and amortization         (1,387,608)   (1,159,597)
                                                       ----------    ----------

Total property and equipment, net                       2,028,006     1,462,363
                                                       ----------     ---------

OTHER ASSETS:
Lease acquisition cost, net of accumulated
 amortization of $24,876 and $16,347 in 1999
 and 1998, respectively                                   105,190       113,719
Cash value of officers' life insurance, net               126,513       123,084
Deposits                                                   22,798        35,516
Deferred tax asset                                         18,641        18,949
                                                       ----------    ----------

Total other assets                                        273,142       291,268
                                                       ----------    ----------

TOTAL                                                 $ 6,827,525   $ 6,005,930
                                                      ===========   ===========

See notes to financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY                       1999           1998

CURRENT LIABILITIES:
Accounts payable                                      $   892,018   $   762,763
Accrued liabilities                                       535,032       489,940
Income tax payable                                           -          189,657
Current portion of long-term notes payable                232,704       148,785
Current portion of capital lease obligations              131,517       122,043
                                                       ----------    ----------

Total current liabilities                               1,791,271     1,713,188
                                                       ----------    ----------

LONG-TERM NOTES PAYABLE                                   647,937       354,566

LONG-TERM CAPITAL LEASE OBLIGATIONS                       191,176       322,693

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
Common stock, $1 par value, 10,000 shares authorized,
  6,000 shares issued and 5,332 shares outstanding          6,000         6,000
Paid-in capital                                            30,205        30,205
Retained earnings                                       4,362,234     3,780,576
                                                       ----------    ----------

Total                                                   4,398,439     3,816,781
Less treasury stock, 668 shares, at cost                 (201,298)     (201,298)
                                                       ----------     ---------

Total stockholders' equity                              4,197,141     3,615,483
                                                       ----------     ---------






TOTAL                                                 $ 6,827,525   $ 6,005,930
                                                      ===========   ===========

TRIRO, INC.

STATEMENTS OF INCOME
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
-------------------------------------------------------------------------------


                                                          1999            1998

NET SALES                                             $23,701,332   $18,250,188

COST OF GOODS SOLD                                     15,824,148    11,870,884
                                                       ----------    ----------

GROSS PROFIT                                            7,877,184     6,379,304
                                                       ----------    ----------

EXPENSES:
Operating                                               5,164,761     3,807,385
General and administrative                              1,710,398     1,632,085
                                                       ----------     ---------

    Total                                               6,875,159     5,439,470
                                                        ---------     ---------

INCOME FROM OPERATIONS                                  1,002,025       939,834
                                                        ---------     ---------

OTHER INCOME (EXPENSE):
Interest expense, net                                    (117,751)      (56,999)
Other income                                               25,389        30,415
                                                       ----------    ----------

    Total                                                 (92,362)      (26,584)
                                                       ----------    ----------

NET INCOME BEFORE PROVISION FOR
  INCOME TAXES                                            909,663       913,250
                                                         --------       -------

PROVISION FOR INCOME TAXES:
Current                                                   321,294       336,382
Deferred                                                    1,379       (15,987)
                                                       ----------    ----------

    Total                                                 322,673       320,395
                                                       ----------    ----------

NET INCOME                                            $   586,990   $   592,855
                                                      ===========   ===========


See notes to financial statements.


TRIRO, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
---------------------------------------------------------------------------------------------


                           Common      Paid-in      Retained       Treasury
                            Stock      Capital      Earnings         Stock         Total
BALANCE, April 1, 1997      $6,000     $30,205     $3,193,053     $(201,298)    $3,027,960

Dividends paid                 -          -            (5,332)         -            (5,332)

Net income                     -          -           592,855          -           592,855
                            ------     -------     ----------      --------     ----------

BALANCE, March 31, 1998      6,000      30,205      3,780,576      (201,298)     3,615,483

Dividends paid                 -           -           (5,332)         -            (5,332)

Net income                     -           -          586,990          -           586,990
                           -------     -------       --------      --------     ----------

BALANCE, March 31, 1999     $6,000     $30,205     $4,362,234     $(201,298)    $4,197,141
                           =======    ========    ===========    ==========     ==========


See notes to financial statements.

TRIRO, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                           1999           1998

CASH FLOWS FROM OPERATIONS:
Net income                                             $  586,990    $  592,855
Adjustments to reconcile net income to
  net cash provided by operations:
  Depreciation and amortization                           380,141       294,480
  Gain on disposal of equipment                           (10,398)       (5,066)
  Change in assets and liabilities
  relating to operations:
    Accounts receivable                                    21,867       (42,546)
    Inventories                                          (532,290)     (351,304)
    Income tax receivable                                 (28,206)       31,225
    Prepaid expenses                                       (7,066)      (18,872)
    Other assets                                            9,289       (20,178)
    Deferred taxes                                          1,379       (15,987)
    Accounts payable                                      129,255        50,261
    Accrued liabilities                                    45,092        40,834
    Income tax payable                                   (189,657)      189,657
                                                       ----------    ----------

Net cash provided by operations                           406,396       745,359
                                                       ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Refund of lease acquisition cost                           91,342          -
Payment to acquire lease                                     -          (91,342)
Purchase of property and equipment                       (882,814)     (303,299)
Proceeds from disposal of equipment                        38,288         9,800
                                                       ----------    ----------

Net cash used in investing activities                    (753,184)     (384,841)
                                                       ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable and line of credit          4,752,869     2,159,345
Payments on notes payable and line of credit           (4,457,910)   (2,253,687)
Principal payments on capital lease obligations          (122,043)      (78,261)
Dividends paid                                             (5,332)       (5,332)
                                                       ----------    ----------

Net cash provided by (used in) financing activities       167,584      (177,935)
                                                       ----------    ----------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                       (179,204)      182,583

CASH AND CASH EQUIVALENTS, beginning of year            1,175,340       992,757
                                                       ----------    ----------

CASH AND CASH EQUIVALENTS, end of year                 $  996,136   $ 1,175,340
                                                       ==========   ===========

                                                                    (Continued)

TRIRO, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During fiscal 1999, the Company incurred notes payable of $82,331 to purchase vehicles.

During fiscal 1998, the Company incurred notes payable of $19,105 to purchase a vehicle and entered into capital lease obligations for computer equipment of $234,078.


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for interest and income taxes was as follows:

                                                           1999          1998

  Interest                                              $ 161,353     $ 102,569
  Income taxes                                            539,157       112,500


See notes to financial statements.                                   (Concluded)

TRIRO, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------


1.   NATURE OF OPERATIONS

     Triro, Inc. (the Company) was incorporated December 8, 1977 under the laws of the State of Texas. The Company operates bookstores in Austin, College Station, Houston, San Marcos, Stephenville, and Waco, Texas; Tucson and Tempe, Arizona; and Albuquerque, New Mexico. The majority of the Company's revenues are from sales of college textbooks and apparel.

     The primary shareholders of the Company are also the primary shareholders and partners of Southgate Center, TIG Investment Group, Inc. and Rothco Investors Ltd., and own a 50% interest in College Park Center, Inc., all of which lease property to the Company.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents - The Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents.

     Inventories - Inventories are valued at the lower of average cost or market, using the retail inventory method.

     Property and Equipment - Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

                                                      Estimated Range of
                                                     Useful Lives (Years)

              Building                                     10 to 30
              Furniture, fixtures and equipment             5 to 7
              Leasehold improvements                  Lesser of 10 years
                                                        or lease life
              Vehicles                                        5
              Capital lease equipment                         5

     Income Taxes - Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Revenue Recognition - Revenue from sales of the Company's products is recognized at the time of sale.

     Advertising Costs- Advertising costs are expensed as incurred and were $246,000 and $181,000 for the years ended March 31, 1999 and 1998, respectively.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   LEASE ACQUISITION COST

     During fiscal 1997, the Company acquired from a competitor a bookstore in Austin, Texas and was assigned the rights to a store lease which was valued at $130,066. This cost is being amortized over the term of the lease. During fiscal 1998, the Company paid $91,342 to acquire a lease for a potential bookstore site. In April 1998, the original holder of the lease exercised its option to reacquire the lease in exchange for the return of the purchase price plus a premium of $21,158.


4.   LONG-TERM NOTES PAYABLE AND LINE OF CREDIT

     Long-term notes payable consist of the following at March 31:

                                                                        1999          1998
Note payable to Bank of  America,  payable  in monthly
  installments  of $10,350 including interest at 8.75% with
  balance due July 13, 2003, collateralized by substantially
  all assets of the Company                                           $442,974     $   -
Note payable to Bank of America, payable in monthly installments of $4,861 including interest at 7.75% with balance due March 5,
  2000, collateralized by substantially all assets of the Company       53,473      116,667
Note payable to individual, payable in monthly installments of
  $1,720 including interest at 10% with balance due August 1, 2000,
  collateralized by certain property                                    95,495      106,007
Notes payable to Larry and Dennis Rother (primary shareholders of the Company), interest payable semiannually at 11% with principal
  balance due June 20, 2000                                            100,000      100,000
Note payable to Howard Rother, former shareholder and brother of
  Larry and Dennis Rother,  payable in monthly  installments of
  $1,902 including interest at 10%, collateralized by 668 shares of treasury stock and certain portions of individual
  shareholders' stock                                                   67,179       82,449
Notes payable to Bank of America, payable in monthly installments totaling $2,971 including  interest at rates of 7.5% to 9% with maturity dates from October 1999 to February 2001,
  collateralized by certain vehicles                                    26,730       65,372
Note payable to financing company, payable in monthly installments of $6,482 including interest at rates of 8.25% and 8.5% with
  maturity dates from June 1999 to December 2000                        29,482         -
Note payable to financing company, payable in monthly installments of $2,061 including interest at rates of 1.9% to 8.25%
  with maturity dates from July 2001 to November 2002                   65,308         -
Note payable to financing company, payable in monthly installments of $6,594 including interest at rates of 7.5% to 8.75% with
  maturity dates from July 1998 to December 1998                          -          32,856
                                                                      --------      -------

Total                                                                  880,641      503,351

Less current portion                                                   232,704      148,785
                                                                      --------      -------

Total long-term notes payable                                         $647,937     $354,566
                                                                     =========     ========

     Scheduled principal payments on the notes are:

         Year ending
          March 31,

            2000                                        $ 232,704
            2001                                          327,872
            2002                                          139,541
            2003                                          132,155
            2004                                           48,369
                                                        ---------
            Total                                       $ 880,641
                                                        =========

     The  Company  also has a line of credit  arrangement  with Bank of  America
     (BofA) under which there is a maximum line of credit available of $2,500,000. The line is secured by personal guarantees of the shareholders with interest on outstanding advances payable monthly at prime plus 0.25% (8.0% at March 31, 1999). The agreement expires on July 30, 1999. No borrowings were outstanding under the line of credit arrangement at March 31, 1999 or 1998.

     A BofA note agreement contains restrictive covenants including the maintenance of debt-to-equity and current ratios, and limitations on the payment of officers' salaries and other distributions and limits total outstanding advances to the lesser of 50% of inventory or the total commitment of $2,500,000. The Company was in compliance with all covenants as of March 31, 1999 and 1998.

     Substantially all of the Company's assets are pledged as collateral to BofA for the notes payable and line of credit arrangement described above.


5.   LEASE COMMITMENTS

     Operating Leases - The Company leases store and warehouse facilities and certain office equipment under non-cancelable operating leases with initial terms ranging from one to forty years with options to renew. Several of these leases contain provisions relating to additional payments based on a percentage of sales if certain minimum sales are obtained (contingent rentals). Contingent rent expense under these leases was $173,569 and $131,541 in fiscal 1999 and 1998, respectively.

     Total rent expense under operating leases was $1,077,362 and $836,780 for the years ended March 31, 1999 and 1998, with $404,500 and $361,470 paid to related parties, respectively. At March 31, 1999 and 1998, the Company had prepaid rent of $26,332 and $19,809, respectively, to a related party.

     The Company subleases space in certain stores and recognized sublease income of $83,866 and $79,338 during fiscal 1999 and 1998, respectively.
     The total of minimum rentals to be received in the future under noncancelable subleases as of March 31, 1999 is $327,332.

     The future minimum lease commitments under all non-cancelable operating lease agreements as of March 31, 1999 are:

          Year ending                      Related
           March 31,                       Parties         Others         Total

            2000                         $  315,984     $  667,070    $  983,054
            2001                            254,544        620,615       875,159
            2002                            242,384        501,004       743,388
            2003                            210,062        418,096       628,158
            2004                            198,864        194,391       393,255
         Thereafter                         427,904      2,122,080     2,549,984
                                         ----------     ----------    ----------
         Total minimum lease payments    $1,649,742     $4,523,256    $6,172,998
                                         ==========     ==========    ==========

     Capital Leases - The Company leases certain computer equipment under capital leases. At March 31, 1999, equipment in the amount of $298,995, net of accumulated amortization of $325,294, was included in property and equipment. Future minimum lease payments under these leases at March 31, 1999 are:

         Year ending
          March 31,

            2000                                                       $150,629
            2001                                                         82,641
            2002                                                         75,511
            2003                                                         52,560
            2004                                                             59
                                                                       --------
                                                                        361,400
Less imputed interest                                                   (38,707)
                                                                       --------
  Total                                                                $322,693
                                                                       ========
6.   INCOME TAXES

     The Company's effective tax rate differs from the federal statutory rate of 34% primarily due to meals and entertainment exclusions, non-deductible payments made for officers' life insurance and the effect of state income taxes.

     Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Temporary differences resulting in net deferred tax assets are as follows at March 31:

                                                           1999        1998

        Current Deferred Tax Asset:
        Inventory valuation                               $16,236     $17,307
                                                          =======     =======
        Noncurrent Deferred Tax Asset:
        Depreciable assets                                $18,641     $18,949
                                                          =======     =======

7.   PROFIT SHARING PLAN

     The Company maintains a non-contributory profit sharing plan covering all eligible employees. Employees are eligible to participate when they have completed one year of service with a minimum of 1,000 hours, and are at least 21 years old. Effective April 1, 1997, the Plan was amended to allow employee contributions. Matching contributions made by the Company are determined by the Board of Directors annually. For fiscal year 1999 the Company elected to match 50% of each participant's contribution up to 6% of a participant's eligible salary. The Company's contributions to the Plan were $85,458 and $78,563 for fiscal 1999 and 1998, respectively.


8.   SUBSEQUENT EVENT

     Effective June 4, 1999, the shareholders of the Company sold all the outstanding stock of the Company to Nebraska Book Company, Inc.

                                  * * * * * * *

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


        The unaudited pro forma combined balance sheet and statement of operations of the Company have been prepared to give effect to the acquisition of all of the outstanding shares of common stock of Triro, Inc. and the issuance of 197,001 shares of the Company's Class A Common Stock to certain of the Company's shareholders to assist in financing such acquisition. At closing, NBC paid the former shareholders of Triro, Inc. $13.2 million and retired Triro, Inc.'s long-term indebtedness (excluding capital lease obligations).

        The unaudited pro forma combined balance sheet and statement of operations have been derived from, and should be read in conjunction with, the historical financial statements and related notes of the Company and Triro, Inc. The unaudited pro forma combined balance sheet assumes that the acquisition of Triro, Inc. and issuance of 197,001 shares of the Company's Class A Common Stock occurred as of March 31, 1999. The unaudited pro forma combined statement of operations assumes that all such transactions occurred on April 1, 1998.

        The unaudited pro forma combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the transactions occurred on April 1, 1998, nor do they purport to indicate the results of future operations.


NBC ACQUISITION CORP.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
MARCH 31, 1999
-----------------------------------------------------------------------------------------------------------------------
                                                          NBC
                                                      Acquisiton                         Pro Forma
                                                         Corp.        Triro, Inc.       Adjustments      Pro Forma
                                                    --------------   ------------      ------------     -----------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                       $  4,059,660     $  996,136     $      -    (I)   $  5,055,796
     Receivables                                       20,838,546        152,261          (4,855)(A)     20,985,952
     Inventories                                       49,878,561      3,183,562            -            53,062,123
     Recoverable income tax                                 4,902         28,206            -                33,108
     Deferred income tax benefit                        1,468,156         16,236            -             1,484,392
     Prepaid expenses and other assets                    376,748        149,976            -               526,724
                                                     ------------     ----------     -----------       ------------
             Total current assets                      76,626,573      4,526,377          (4,855)        81,148,095

PROPERTY AND EQUIPMENT                                 31,212,534      3,415,614      (1,439,208)(B)     33,188,940
     Less accumulated depreciation                     (8,024,049)    (1,387,608)      1,387,608 (B)     (8,024,049)
                                                     ------------     ----------     -----------       ------------
                                                       23,188,485      2,028,006         (51,600)        25,164,891

GOODWILL AND OTHER INTANGIBLES,
net of amortization                                    38,778,577           -          9,087,624 (C)     47,866,201

OTHER ASSETS                                            4,313,208        273,142        (126,513)(D)      4,459,837
                                                     ------------     ----------     -----------       ------------

                                                     $142,906,843     $6,827,525     $ 8,904,656       $158,639,024
                                                     ============     ==========     ===========       ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Accounts payable                                $  9,200,870     $  984,542     $    60,997 (E)   $ 10,246,409
     Accrued employee compensation and benefits         3,825,893        406,999           8,613 (E)      4,241,505
     Accrued interest                                   1,426,509            355            -             1,426,864
     Accrued expenses                                     681,725         35,154            -               716,879
     Deferred revenue                                     376,556           -               -               376,556
     Current maturities of long-term debt               5,644,838        232,704      (2,798,129)(F)      3,079,413
     Current maturities of capital lease obligations         -           131,517            -               131,517
     Revolving credit facility                               -              -          3,576,725 (G)      3,576,725
                                                     ------------     ----------     -----------       ------------
             Total current liabilities                 21,156,391      1,791,271         848,206         23,795,868

LONG-TERM DEBT, net of current maturities             214,259,143        647,937       1,917,488 (F)    216,824,568

CAPITAL LEASE OBLIGATIONS,
net of current maturities                                    -           191,176            -               191,176

OTHER LONG-TERM LIABILITIES                               191,074           -               -               191,074

STOCKHOLDERS' EQUITY (DEFICIT):
     Class A common stock                                   9,578          6,000          (4,030)(H)         11,548
     Additional paid-in capital                        49,275,087         30,205      10,303,928 (H)     59,609,220
     Notes receivable from stockholders                  (332,630)          -               -              (332,630)
     Retained earnings (deficit)                     (141,651,800)     4,362,234      (4,362,234)(H)   (141,651,800)
                                                     ------------     ----------     -----------       ------------
                                                      (92,699,765)     4,398,439       5,937,664        (82,363,662)
     Less:  Treasury Stock                                   -          (201,298)        201,298 (H)           -
                                                     ------------     ----------     -----------       ------------
             Total stockholders' equity (deficit)     (92,699,765)     4,197,141       6,138,962        (82,363,662)
                                                     ------------     ----------     -----------       ------------

                                                     $142,906,843     $6,827,525     $ 8,904,656       $158,639,024
                                                     ============     ==========     ===========      =============



See notes to unaudited pro forma combined balance sheet.

               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET


(A) Adjustment to eliminate the business activities occurring between NBC's wholesale operations and Triro, Inc.'s college bookstores.

(B) Adjustment to record the basis in Triro Inc.'s property and equipment net of accumulated depreciation and adjust for automobiles sold to the former shareholders of Triro, Inc.

          Property and Equipment:
            Triro, Inc. accumulated depreciation           $ (1,368,070)
            Historical cost of shareholder automobiles
            (net carrying value of $51,600)                     (71,138)
                                                           ------------
                                                           $ (1,439,208)
                                                           ============
          Accumulated Depreciation:
            Net remaining accumulated depreciation against
            property and equipment                         $  1,368,070

            Accumulated depreciation on shareholder
            automobiles                                          19,538
                                                           ------------
                                                           $  1,387,608
                                                           ============

(C) Adjustment to the net assets of Triro, Inc. to reflect fair values under purchase accounting.

          Purchase price of Triro, Inc.                             $ 13,200,000
            Triro, Inc. net assets at March 31, 1999   $ 4,197,141
            Additional liabilities incurred as a result
            of acquisition                                 (74,465)
            Difference between net carrying value
            and sales price of automobiles sold to
            former Triro, Inc. shareholders                (10,300)    4,112,376
                                                        -----------  -----------
          Exess of purchase price over net
          assets acquired                                           $  9,087,624
                                                                     ===========

(D) Adjustment to reflect transfer of interest in split dollar life insurance policies to former Triro, Inc. shareholders.

(E) Adjustment to eliminate the business activities occurring between NBC's wholesale operations and Triro, Inc.'s college bookstores and record additional liabilities incurred as a result of the acquisition.

          Elimination of intercompany payables           $ (4,855)
          Additional payables incurred as a
          result of acquisition                            65,852
                                                         --------
                                                         $ 60,997
                                                         ========
          Additional accrued expenses incurred as
          a result of acquisition                        $  8,613
                                                         ========


(F) Adjustment to reflect retirement of Triro, Inc. indebtedness and reclassify current maturities of long-term debt attributable to the excess cash flow requirement under NBC's Senior Credit Facility. The excess cash flow payment requirement at March 31, 1999 would have been eliminated when including the impact of the acquisition in the original calculation.

          Retire current maturities of
          Triro, Inc. debt                           $  (232,704)
          Reclassify excess cash flow
          payment as long-term                        (2,565,425)
                                                     ------------
                                                     $(2,798,129)
                                                     ============
          Retire Triro, Inc. debt, excluding
          current maturities                         $  (647,937)
          Reclassify excess cash flow payment
          as long-term                                 2,565,425
                                                    ------------
                                                    $  1,917,488
                                                    ============

(G) Adjustment to record additional borrowings under the revolving credit facility which, in conjunction with the proceeds received from the issuance of 197,001 shares of the Company's Class A Common Stock to certain of its shareholders, were utilized to fund the acquisition. Such borrowings are comprised of the following components:

          Cash requirements:
            Purchase price of Triro, Inc.            $13,200,000
            Payoff of long-term indebtedness             880,641
          Cash proceeds:
            Proceeds from transfer of split dollar
            life insurance policies to
            former Triro, Inc. shareholders             (126,513)
            Proceeds from sale of automobiles
            to former Triro, Inc. shareholders           (41,300)
                                                     ------------
          Net cash requirements                       13,912,828
          Proceeds from issuance of
          Class A Common Stock                       (10,336,103)
                                                     ------------
          Additional borrowings under
          revolving credit facility                  $ 3,576,725
                                                     ============

(H) Adjustment to eliminate Triro, Inc. equity and record $10,336,103 in proceeds from the issuance of 197,001 shares of the Company's Class A Common Stock to certain of its shareholders.

(I) Although the net impact on cash and cash equivalents at the balance sheet date was zero, the following inflows and outflows of cash occurred as a result of the acquisition:

          Cash Inflows:
            Cash received from issuance of Class A
            Common Stock                             $10,336,103
            Cash received from additional borrowings
            under revolving credit facility            3,576,725

            Cash received from transfer of split
            dollar life insurance policies               126,513
            Cash received from sale of automobiles        41,300

          Cash Outflows:
            Cash paid to former shareholders of
            Triro, Inc.                              (13,200,000)
            Cash paid to retire long-term indebtness    (880,641)
                                                     -----------
                                                     $         -
                                                     ===========

NBC ACQUISITION CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED MARCH 31, 1999
-----------------------------------------------------------------------------------------------------------------------

                                                 NBC
                                             Acquisition                    Pro Forma
                                                Corp.       Triro, Inc.     Adjustments      Pro Forma
                                            -------------- -------------   -------------    ------------
REVENUES, net of returns                    $ 217,516,312  $ 23,701,332   $   (97,357) (A) $241,120,287

COSTS OF SALES                                137,709,320    15,824,148       (97,357) (A)  153,436,111
                                             ------------  ------------    ----------      ------------

            Gross profit                       79,806,992     7,877,184          -           87,684,176

OPERATING EXPENSES:
    Selling, general and administrative        51,546,776     6,495,018      (703,809) (B)   57,337,985
    Depreciation                                2,392,701       371,612       (14,228) (C)    2,750,085
    Amortization                                6,148,971         8,529     3,029,208  (D)    9,186,708

                                            -------------  ------------    ----------      ------------
                                               60,088,448     6,875,159     2,311,171        69,274,778
                                            -------------  ------------    ----------      ------------

INCOME FROM OPERATIONS                         19,718,544     1,002,025    (2,311,171)       18,409,398

OTHER EXPENSES (INCOME):
    Interest expense                           22,854,164       160,723        73,862  (E)   23,088,749
    Interest income                              (351,231)      (42,972)       64,381  (F)     (329,822)
    Other income                               (1,099,766)      (25,389)         -           (1,125,155)
                                            -------------  ------------    ----------      ------------

                                               21,403,167        92,362       138,243        21,633,772
                                            -------------  ------------    ----------      ------------

INCOME (LOSS) BEFORE INCOME TAXES              (1,684,623)      909,663    (2,449,414)       (3,224,374)

INCOME TAX EXPENSE                                574,482       322,673       220,321  (G)    1,117,476
                                            -------------  ------------    ----------      ------------

NET INCOME (LOSS)                           $  (2,259,105) $    586,990   $(2,669,735)     $ (4,341,850)
                                            =============  ============    ==========      ============



EARNINGS (LOSS) PER SHARE (NOTE H):
    Basic                                         $ (2.37)                                      $ (3.77)
                                            ==============                                 ============

    Diluted                                       $ (2.37)                                      $ (3.77)
                                            ==============                                 ============

WEIGHTED-AVERAGE SHARES OUTSTANDING:
    Basic                                         954,059                                     1,151,060
                                            ==============                                 ============

    Diluted                                       954,059                                     1,151,060
                                            ==============                                 ============



See notes to unaudited pro forma combined statement of operations.

          NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


(A) Adjustment to eliminate the business activities occurring between NBC's wholesale operations and Triro, Inc.'s college bookstores.

(B) Adjustment to record a senior management bonus accrual and reflect saving the salary and benefit costs of the former Triro, Inc. shareholders who were no longer employed following the acquisition. Triro, Inc.'s EBITDA contribution would have been sufficient to trigger bonuses under the Company's senior management bonus plan, which is based upon EBITDA levels at year-end.

          Senior management bonus accrual               $ 178,090
          Salaries/benefits paid to former
          Triro, Inc. shareholders                       (881,899)
                                                        ---------
                                                        $(703,809)
                                                        =========

(C) Adjustment to remove depreciation on the automobiles sold to the former shareholders of Triro, Inc.

(D) Adjustment to record amortization on the excess of purchase price over net assets acquired utilizing a three-year amortization period.

(E) Adjustment to record incremental interest costs associated with the retirement of Triro, Inc. indebtedness and utilization of NBC's revolving credit facility to finance a portion of the acquisition.
        Incremental interest expense under the revolving credit facility was calculated utilizing a 9.6% interest rate (average interest rate under the revolving credit facility for the year ended March 31, 1999) and assuming that NBC utilized the revolving credit facility approximately 60% of the year.

          Triro, Inc. capital lease obligation
          interest expense                               $ 28,566
          Triro, Inc. total interest expense             (160,723)
                                                         ---------
            Reduction resulting from debt retirement     (132,157)
            Additional revolving credit facility
            interest expense                              206,019
                                                         --------
                                                         $ 73,862
                                                         ========

(F) Adjustment to reduce interest income as a result of cash utilized to repay the additional revolving credit facility indebtedness resulting from financing the acquisition. The reduction in interest income was calculated utilizing a 4.5% interest rate (average interest rate earned on NBC's short-term investment account for the year ended March 31,
        1999) and assuming that NBC was out of the revolving credit facility approximately 40% of the year.

(G) Adjustment to reflect the effect of pro forma adjustments, excluding amortization, on taxable income at the Company's statutory tax rate of 38%. Amortization of the excess of purchase price over net assets acquired is excluded as such amortization is not deductible for tax purposes.

(H) Pro forma loss per share has been calculated assuming the 197,001 shares of Class A Common Stock issued to finance the acquisition were outstanding for the entire year ended March 31, 1999.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lincoln, Nebraska, on December 27, 1999.


                                    NBC ACQUISITION CORP.



                                    /s/  Mark W. Oppegard
                                    -------------------------------------
                                    Mark W. Oppegard
                                    President, Secretary and Director



                                    /s/  Alan G. Siemek
                                    -------------------------------------
                                    Alan G. Siemek
                                    Vice President and Treasurer
                                    (Principal Financial and Accounting Officer)